EXHIBIT 3(i)(e)
                                                                 ---------------

                            CERTIFICATE OF AMENDMENT
                                     TO THE
                          CERTIFICATE OF INCORPORATION


Franklin Resources, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware ("DGCL"),

     DOES HEREBY CERTIFY:

          FIRST: That Article Fourth of the Certificate of Incorporation has been amended, so that, as amended, said Article reads in its entirety as follows:

               "FOURTH:   The  total   number  of  shares  of  stock  which  the
               corporation shall have authority to issue is One Billion One Million (1,001,000,000) shares, of which One Billion (1,000,000,000) shares shall be common stock of the par value of ten cents ($0.10), and One Million (1,000,000) shares shall be preferred stock of the par value of one dollar ($1.00). The preferred stock shall be issuable from time to time in one or more series of equal rank with such different series, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, and shall be subject to redemption at such time or times and at such price or prices, and shall entitle the holders to receive dividends at such rates, on such conditions and at such times, and cumulative or non cumulative, and shall entitle the holders to such rates upon the dissolution of, or upon any distribution of the assets of, the corporation, and shall be convertible into, or exchangeable for, shares of any class or classes or any other series, at such price or prices or at such rate or rates of exchange and with such adjustments, as shall be stated in the resolution or resolutions providing for the issue of such stock adopted by the Board of Directors."

          SECOND: That the foregoing amendment was declared advisable and was duly adopted by the Board of Directors of the Corporation and approved by a majority of the stockholders of the Corporation at the Annual Meeting of Stockholders held on January 25, 2005, in accordance with the provisions of Sections 222 and 242 of the DGCL.

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     IN WITNESS  WHEREOF,  the  Corporation  has caused this  certificate  to be issued by Martin L. Flanagan, its President and Co-Chief Executive Officer, this 2nd day of February 2005.


                                    By: /s/ MARTIN L. FLANAGAN
                                        --------------------------------
                                        Martin L. Flanagan
                                        President and Co-Chief Executive
                                        Officer